Exhibit 99.1

PowerSecure to Participate in the Craig-Hallum Investor Conference

Wake Forest, N.C. – May 29, 2012 – PowerSecure International, Inc. (Nasdaq: POWR) will participate in the Craig-Hallum Institutional Investor Conference on Wednesday, May 30, 2012 at the Marriott City Center Hotel, Minneapolis, Minnesota. There is no formal presentation or webcast during this event, and therefore the Company will post the slides today that will be shared with investors at the event on the Investor Relations section of its web site at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of Utility and Energy Technologies to electric utilities, and their industrial, institutional, and commercial customers. PowerSecure provides products and services in the areas of Energy Efficiency, Interactive Distributed Generation, and Utility Infrastructure. The Company is a pioneer in developing Interactive Distributed Generation® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes, and 3) provide customers with the most dependable standby power in the industry. The Company’s Energy Efficiency business develops energy efficient lighting technologies that improve the quality of light, including its proprietary EfficientLights® LED lighting products for grocery, drug, and convenience stores, and its SecureLite and PowerLite street lights for utilities and municipalities. PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Contact

Chris Hutter

Chief Financial Officer

PowerSecure International, Inc.

(919) 453-1760

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